Exhibit 3.168
AGREEMENT OF GENERAL PARTNERSHIP
OF
LIFEPOINT CORPORATE SERVICES, GENERAL PARTNERSHIP
     The undersigned parties, being all of the partners (the “Partners”) of LifePoint Corporate Services, General Partnership (the “Partnership”), a Delaware general partnership, hereby form the Partnership pursuant to the provisions of the Revised Uniform Partnership Act (the “Act”), and hereby agree that the ownership interests in the Partnership (“Percentage Ownership”) and the capital contributions of the Partners are as follows:

	Percentage	Initial
Name and Address of Partners	Ownership	Contribution
General Partner:		The assets contributed to the
LifePoint CSGP, LLC	1%	Partnership by the Partners
103 Powell Court Suite 200 Brentwood, TN 37027		as set forth in a Contribution Agreement, effective as of the Effective

General Partner:	99%	Time (as defined therein),
LifePoint CSLP, LLC		between the Partners and the
103 Powell Court		Partnership.
Suite 200
Brentwood, TN 37027
     Neither Partner shall be required to make any additional contributions of capital to the Partnership, although the Partners may from time to time agree to make additional contributions to the Partnership.
     The Partnership may engage in any lawful business permitted by the Act, including without limitation, acquiring, constructing, developing, owning, operating, selling, leasing, financing and otherwise dealing with real property and healthcare businesses.
     The address of the registered office of the Partnership in the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808 and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.
     The Partnership shall be terminated and dissolved upon the earlier of (i) the mutual agreement of the Partners or (ii) December 31, 2050.

     Prior to the dissolution of the Partnership, no Partner shall have the right to receive any distributions or return of its capital contribution.
     All distributions and all allocations of income, gains, losses and credits shall be made in accordance with the Percentage Ownership of each Partner, as specified in this Agreement of General Partnership (the “Partnership Agreement”).
     The Partners of the Partnership shall each have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership and may take any and all action, including, but not limited to, the disposition of any or all of the Partnership’s assets. The Partners shall maintain all books and records required by the Act to be maintained at the Partnership’s principal place of business. The Partners shall have the right to designate a different registered agent and/or registered office for the Partnership by complying with any requirements pursuant to the Act.
     The Partnership shall indemnify and hold harmless its Partners, managers, members, employees, agents and representatives and the shareholders, officers, directors, members, employees, agents and representatives of its partners to the fullest extent permitted by the Act.
     Neither General Partner shall be permitted to withdraw from the Partnership or transfer, assign, or pledge its interest in the Partnership without the prior written consent of the other Partner, which consent may be withheld in such Partner’s sole discretion.
     The Partnership is hereby authorized to engage in any merger or consolidating transaction with any general partnership or other business entity pursuant to the Act. The Partners may approve any such merger or consolidation transaction. If the Partnership is the surviving or resulting general partnership in any merger or consolidation, the Partnership Agreement may be amended and/or restated in connection with the agreement of merger or consolidation.
     The Partnership Agreement may be amended in whole or in part at the sole discretion of the Partners. The Partners may, in their sole and absolute discretion, admit additional or substitute general or partners and reallocate the Percent Ownership.
     The Partners hereby agree that all other terms of the Partnership be controlled and interpreted in accordance with the Act.
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     IN WITNESS WHEREOF, this Agreement of General Partnership has been executed as of June 29, 1999.

LIFEPOINT CSGP, LLC
By:	/s/ William F. Carpenter III
William F. Carpenter III
Senior Vice President, Secretary and General Counsel

LIFEPOINT CSLP, LLC
By:	/s/ William F. Carpenter III
William F. Carpenter III
Senior Vice President, Secretary and General Counsel

AMENDMENT NO. 1 TO
GENERAL PARTNERSHIP AGREEMENT
OF
LIFEPOINT CORPORATE SERVICES, GENERAL PARTNERSHIP.
          Amendment No. 1 to General Partnership Agreement of LifePoint Corporate Services, General Partnership, effective as of April 15, 2005 (this “Amendment”).
          WHEREAS, LifePoint CSGP, LLC, as a General Partner and LifePoint CSLP, LLC, as a General Partner (each a “General Partner” and together the “General Partners”), are parties to that certain General Partnership Agreement, dated as of June 29, 1999 (the “GP Agreement”) and
          WHEREAS, the General Partners now desire to amend certain provisions of the GP Agreement as more fully described herein.
          NOW, THEREFORE, the GP Agreement is hereby amended as follows:
          1. The GP Agreement shall be amended by adding a new paragraph to the end thereto, which shall read as follows:
          “All Partnership interests in the Partnership shall be represented by certificate(s) issued by the Partnership, shall be deemed “securities” within the meaning of Section 8-102 of Article 8 of the Delaware Uniform Commercial Code and shall be governed by Article 8 of the Delaware Uniform Commercial Code.”
          2. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.
          3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
          4. Except as amended hereby, the GP Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

LIFEPOINT CSGP, LLC, as General Partner
By:	/s/ William F. Carpenter III
	Name:	William F. Carpenter III
	Title:	President and Secretary

LIFEPOINT CSLP, LLC, as General Partner
By:	/s/ William F. Carpenter III
	Name:	William F. Carpenter III
	Title:	President and Secretary

Signature Page to Amendment No. 1 to GP Agreement
of LifePoint Corporate Services, General Partnership